Exhibit 99.1

[LOGO OF INTERLINK ELECTRONICS]

INTERLINKS ELECTRONICS NAMES INTERIM CEO

Camarillo, California, January 8 — Interlink Electronics, Inc. [OTC:LINK.PK], today announced that Mr. John Buckett will be assuming the role of Interim Chief Executive Officer of the company effective immediately. This change is consistent with the Company’s previous announcement last year that Mr. E. Michael Thoben, long time Chairman, CEO and President intended to resign in early 2008. Mr. Buckett was appointed Chairman of the Board last September and will serve as Interim Chief Executive Officer while the company continues its search for a permanent CEO. Mr. Thoben will continue to serve as Vice Chairman of the Board.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow’s standards for electronic signature and e-notarization products, Interlink has established itself as one of the world’s leading innovators of intuitive interface design. With more than 41 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the sufficiency of cash, credit lines and other sources to finance our operations; the results of pending litigation; business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in, and acceptance by our market of, our product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink’s financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

Contact:

Investor Relations Contact: Michelle Lockard

mlockard@interlinkelectronics.com; 805-484-8855 ext. 114

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